Exhibit (a)(1)(H)

November 19, 2008

To: All Employees

All,

As stated in the email message you received from Ken earlier today, we will hold an All Employee Meeting on (day)                      (month)                      (date)                      (year) at (time) in Building (#) Room(name) to discuss the Option Exchange Offering. Copies of the Exchange Tender Offer are located in the building (#) mailroom. If you are located offsite you may call in by dialing (phone number) and using this access code (code) to enter the conference.

Best regards,

Marcia

Marcia Pugsley
Director Human Resources